Exhibit 99.1

Contact:	Contact:
Trans World Entertainment	MWW Group
John J. Sullivan	Richard Tauberman
EVP, Chief Financial Officer	(rtauberman@mww.com)
(518) 452-1242	(201) 507-9500
38 Corporate Circle
Albany, NY 12203
www.twec.com

NEWS RELEASE

TRANS WORLD ENTERTAINMENT PROVIDES UPDATED GUIDANCE FOR

FISCAL 2005

Albany, NY, October 18, 2005 — Trans World Entertainment Corporation (Nasdaq National Market: TWMC) today announced that it expects to report lower earnings for fiscal 2005 than previously announced. The Company expects earnings of $0.25 - $0.30 per share for the year compared to the previously disclosed range of $0.65 - $0.70 per share.  For the third fiscal quarter, the Company expects a net loss of $0.33 - $0.38 per share compared to a net loss of $0.14 per share last year. Last year’s net loss included an extraordinary gain of $0.6 million, net of taxes, or $0.01 per share related to the acquisition of the Wherehouse Entertainment Stores in 2003.  Comparable store sales for the third fiscal quarter are expected to decline between 6% and 7%.

“Sales for the quarter have been affected by a general weakness in music and DVD sales and the lack of strong new releases. At the same time our gross margin has been impacted by the increasingly competitive environment for music and DVD,” commented Robert J. Higgins, Chairman and Chief Executive Officer of Trans World.

“Due to the current environment, we are being more cautious about consumer spending and expect comparable store sales in the fourth quarter to decline in the mid single-digit range,” Mr. Higgins added. “We remain committed to implementing our customer focused programs including the LVS 3, our third generation listening and viewing stations, and the recently completed roll out of Backstage Pass, our customer reward program,” he concluded.

Trans World Entertainment is a leading specialty retailer of music, video and video game products.  The Company operates over 800 retail stores in 46 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and e-commerce sites, www.fye.com, www.coconuts.com, www.wherehouse.com and www.secondspin.com.  In addition to its mall locations, operated primarily under the f.y.e brand, the Company also operates freestanding locations under the names Coconuts Music and Movies, Strawberries Music, Wherehouse, CD World, Spec’s, Second Spin and Planet Music.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses.  Actual results may differ materially from those indicated in such statements.  Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.